Exhibit 11

               ALLIED Life Financial Corporation and Subsidiaries
                        COMPUTATION OF PER SHARE EARNINGS
              For the years ended December 31, 1997, 1996, and 1995

                                                      1997                    1996                     1995

                                                             (In thousands, except per share data)
Numerator

   Net income                                        $  10,473              $    8,073               $    9,712
   Preferred stock dividends                            (1,717)                 (1,601)                  (1,493)

   Numerator for basic earnings
   per share - income available to
   common stockholders                                   8,756                   6,472                    8,219

   Effect of diluted securities
     Convertible preferred stock
     dividends                                             107                      95                       85

     Numerator for diluted earnings
       per share - income available to

       common stockholders after
       assumed conversion                            $   8,863              $    6,567               $    8,304


Denominator

   Denominator for basic earnings
     per share - weighted average
     shares                                              4,430                   4,580                    4,613

   Effect of dilutive securities
     Stock options                                          35                      36                       34
     Convertible preferred stock                           107                      96                       85


   Dilutive potential common shares                        142                     132                      119

     Denominator for diluted earnings per
       share - adjusted weighted average
       shares and assumed conversions                    4,572                   4,712                     4,732



Basic earnings per share                             $    1.98              $     1.41                $     1.78


Diluted earnings per share                           $    1.94              $     1.39                $     1.75



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